Exhibit 10(aaaa)

         AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

Whereas , Norfolk Southern Corporation (Corporation) and «Full_Name» , Employee ID No. «EMP_ID» , originally executed on «Date» an agreement (Original Agreement) to memorial-ize your entitle-ment to cer-tain rights and benefits that would mature upon, and only upon, your termination following a change in control and your commitment not to engage in competing employment for certain periods;

Whereas , as part of the consideration for the Original Agreement, you agreed that you would not engage in competing employment, as set forth in the Original Agreement, for the three-year period that began on the date of the Original Agreement;

Whereas , the Corporation and you wish to amend and restate the Original Agreement effective as of December 31, 2008 (Effective Date) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Now, Therefore, the Corporation and you amend and restate the Original Agreement as set forth herein.   This amended and restated agreement (Agreement) (1) memorial-izes your entitle-ment to cer-tain rights and benefits hereinafter detailed that mature upon, and only upon, your Termination (this and other terms not defined in the text are defined in Attachment A hereto) following a Change in Control and your commitment not to engage in Competing Employment for certain periods; (2) absent such Termination, is not intended to affect, and shall not be construed as affecting, the compensation and benefits you are entitled to receive, except as otherwise provided in Article III, subparagraph (x)(d) of the Agreement; and (3) is not under any circumstances a contract or guarantee of employ-ment with the Corporation.   More-over, upon the happening of such conditions, your rights under any and all employee retirement income or wel-fare bene-fit policies, plans, programs or arrangements of the Cor-poration in which you participate shall be governed by the terms thereof and, except as herein expressly provided, shall not be enlarged hereunder or otherwise affected hereby.

The Agreement's terms and protect-ions reflect the Corporation's beliefs that, in the event of a potential Change in Control, (1) the best inter-ests of its stock-holders require management focus and continuity; and (2) such focus and continuity will be enhanced by providing economic pro-tection to officers and other key employees whose employment is most likely to be affected adversely by such a change.   At the recommendation of its Compensation Committee (Commit-tee), which is composed entire-ly of non-employee direc-tors, the Board of Directors of the Corporation (Board) has di-rected the Corpora-tion to offer this Agreement to you.

As consideration for the Corporation's offer of this Agreement, and by your acceptance of it, you hereby covenant and agree as follows:

(i)   in the event you (a) are Terminated following a Change in Control and (b) accept any benefits provided for in Article III or Article IV of this Agreement, you will engage in no Competing Employment for the one-year period that begins on your Termination Date;

(ii) you waive, forego and otherwise renounce, on your behalf and that of any individual or organization that does or may claim through you, any and all benefits (including without limitation any prior notice of agreement termination therein provided) to which you may or would be entitled under and by virtue of any other agreement, including amendments and supplements thereto, as in effect on the date hereof between you and the Corporation affording you benefits in the event of your Termination, with the result that all and any such agreements, from and after the date hereof, shall have no force and effect; and

(iii)if, prior to a Change in Control, a modification in the nature of your responsibilities with the Corporation (Reassignment) results in a change in the maximum percentage of your salary that may be earned as incentive compensation (Participation Level), upon the effective date of your Reassignment (Reassignment Date), you will become and be eligible to receive only those benefits following a Change in Control as are other individuals at the Participation Level applicable to your new position; the Corporation hereby undertakes to furnish you a new agreement or to furnish an amendment or supplement to this Agreement, to reflect your changed benefits, but its failure or omission to do so shall not affect the benefits to which, under this subparagraph (iii), you are entitled upon and after such Reassignment Date.

I.    Effective Date and Term

This Agreement, which amends and restates the Original Agreement, is effective and its term (Term) begins on the Effective Date; its Term ends on the earliest of:

(i)   the date, prior to a Change in Control, you cease to be an employee of the Corporation;

(ii) the date, prior to a Change in Control, you cease to be eligible to participate in the Corporation's Executive Management Incen-tive Plan or Management Incentive Plan, or any successor plan[s] or program[s]; and

(iii)the date, prior to a Change in Control, that is twenty-four (24) months after you or the Corporation gives notice to the other of the termination of this Agreement, provided, however, that if a Change in Control occurs during the Term hereof, this Agreement shall terminate after a period of twenty-four (24) months, beginning on the first day of the month next following the month in which the Change in Control occurs (such period, plus the portion of the month following the Change in Control in which the Change in Control occurs, constituting the "Change in Control Period").

II.   Binding on Successors

The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, share exchange or otherwise) to all or substantially all of the business and/or assets of the Corporation (Successor; and such result, Succession) by agreement, in form and substance satisfactory to the Corporation's chief legal officer or his designee(s), serving immediately prior to the Change in Control, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would have been required to perform it had no such Succession occurred.   This Agree-ment shall be binding upon and inure to the benefit of the Corporation and any Successor (and, from and after any such Succession, that Successor shall be deemed the "Corporation" for purposes of this Agreement), but otherwise the Corporation shall not assign or transfer any of its rights, or delegate any of its duties or obligations, hereunder.

III. Protection Afforded by the Agreement During the Change in Control Period

Except as limited by subparagraph (ix) concerning retirement and subparagraph (x) concerning deferred compensation, in the event of your Termination during the Change in Control Period, the Corporation shall (1) pay you within ten (10) business days af-ter your Termina-tion Date the amounts indicated in subpara-graphs (i), (ii), (iii), (iv) and (vii); (2) con--tinue to provide the Additional Benefits detailed in subparagraph (v); (3) timely pay, afford or deliver the other amounts, credits or instruments called for in subparagraphs (vi) and (viii); and (4) pay and provide the Tax Assistance Payments and other benefits defined and called for herein:

(i)   Severance Pay.   In lieu of, and in full satisfaction of any and all claims you have or may have thereafter to receive severance pay or benefits under the Norfolk Southern Corporation Severance Pay Plan (or any successor severance pay plan), or to earn any base salary or incentive awards that you had not earned as of your Termination Date, you shall receive a lump-sum payment (Sever-ance Pay) equal to three (3) times the sum of:

(a)   an amount equal to your Base Pay (determined in accordance with Item (D)(ii) in Attachment A); and

(b)   an amount equal to your Incentive Pay (determined in accordance with Item (M) in Attachment A).

(ii) Long-Term Compensation

(a)   Performance Share Unit Equivalent.   In lieu of your having any entitlement, which entitlement, upon your receipt of the benefit herein provided, hereby is waived in full, to receive unearned Performance Share Units (as that term is defined in the Norfolk Southern Corporation Long-Term Incentive Plan, or successor plan[s] or program[s]) that you have been awarded and as to which a perfor-mance cycle has not been completed on your Termination Date, you shall receive for each incomplete cycle a cash payment equal to the Performance Share Unit Equivalent (determined in accordance with Item (O) in Attachment A).

(b)   Option Equivalent.   Except in the case of persons at the time subject to Section 16 of the Securities Exchange Act of 1934 (Officers), for each option granted to you by the Corporation which on your Termination Date is exercisable but remains unexercised (and by its terms no longer can be exercised after your Termination Date), you shall receive a cash payment equal to the Option Equivalent (determined in accordance with Item (N) in Attachment A).   To protect and assure to the full extent practicable the intended value of options exercisable at the time by Officers, effective on the date Notice of Termination (for reasons other than Cause) is given, any requirement contained in any agreement(s) between such Officer and the Corporation that such Officer exercise an option only during a specified period (other than any provision concerning the date on which the option first is or becomes exercisable) hereby is waived.

(c)   Accelerated Dividend Equivalent.   As to each option, performance share unit or other instrument you hold on the date Notice of Termination (for reasons other than Cause) is given as to which the right to receive dividend equivalents then exists, you shall receive an amount equal to the Accelerated Dividend Equivalent (determined in accordance with Item (A) in Attachment A), provided, however, that the Corporation's obligation to make the payment herein provided for shall mature on your Termination Date.

(iii)   Deferred Compensation Equivalent. In lieu of your having any entitlement to receive payments under the terms of the Officers' Deferred Compensation Plan, the Executives' Deferred Compensation Plan, or any successor plan[s] or program[s], which entitlement, upon your receipt of the benefit herein provided, hereby is waived in full, you shall receive an amount equal to the Deferred Compensation Equivalent (determined in accordance with Item (J) in Attachment A).

(iv)    Vacation Equivalent.   In lieu of your having any entitlement to receive payments or other compensation for vacation to which you would have been or might have become entitled in and following the year that includes your Termination Date, which entitlement, upon your receipt of the benefit herein provided, hereby is waived in full, you shall receive an amount equal to the Vacation Equivalent (determined in accordance with Item (V) in Attachment A).

(v)     Additional Benefits.   For the thirty-six (36) months next following your Termination Date, the Corporation shall arrange to provide you with Additional Benefits substantially similar to those you were entitled to receive im-mediate-ly prior to your Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, pro-gram or arrange--ments of the Corporation for whatever reason, the Corporation shall itself pay or provide for the payment of such Additional Benefits to you, your dependents and your bene-ficiar-ies).   Without otherwise limiting the purposes or effects of the provisions under the caption "No Mitigation Obligation," infra, Additional Benefits to which you are entitled pursuant to the first sentence of this subparagraph (v) shall terminate if you receive substantially similar Additional Benefits from another employer during such period follow-ing your Termination Date, and you shall report to the Corporation any such benefits actually received.

(vi)    Post-Retirement Life Insurance Benefit.   If you have a Termination during the Change in Control Period, the Corporation will pay the premiums required to maintain your policy and benefit under the Corporation's Executive Life Insurance Plan as if you had terminated due to retirement under that plan.   The premiums to be paid after your Termination shall be fixed as of the date of Termination.

(vii)   Prorata Incentive Pay.   In lieu of your having any entitlement, which entitlement, upon your receipt of the benefit herein provided, hereby is waived in full, to receive payments or other compensation under the terms of the Executive Management Incentive Plan or the Management Incentive Plan (or successor plan[s] or program[s]) in respect of your employment during the year that includes your Termination Date, you shall receive an amount equal to Prorata Incentive Pay (determined in accordance with Item (Q) in Attachment A).

(viii) (a)   Creditable Service for Retirement.   For purposes of determining your creditable service under the Corporation's various retirement plans, including without limitation any agreement(s) with you providing retirement income, you shall receive additional credi-table service, based on your age on your Termination Date, as follows:

(1)     Age 50 - 54: as if you had been employed until you were 60;

(2)     Age 55 - 59:   as if you had been employed until you were 62; and

(3)     All others:    three (3) additional years,

provided, however, that such creditable service shall not be greater than the number that is equal to the num-ber of months (cal-cu-lated in accordance with the terms of the applicable plan) between (i) your Termi-na-tion Date and (ii) the date on which you would attain the manda-tory retirement age in effect at the time of the Change in Control.   Your rights under such programs and plans shall be governed by the terms thereof and, except as herein expressly provided, shall not be enlarged hereunder or otherwise affected hereby.

(b) Final Average Compensation for Retirement.   For purposes of de-ter---mining your final average compensation under the Cor-pora-tion's various plans (including without limitation any agree-ment(s) with you) providing retirement income, the amount of Severance Pay provided for in subparagraph (i) of this Article III shall be included, and the payments made pursuant to subparagraph (i) shall be deemed to have been made over the number of annual periods equal to the multiple used to determine the gross amount of your Severance Pay, provided, however, that your final average compensation shall not include amounts paid or payable pursuant to subparagraph (iv) (to the extent they are an Additional Vacation Equivalent) and subparagraph (vii) of this Article III.

(ix)    Special Proviso for Those Eligible to Retire.   If on your Termi-na--tion Date you are eligible to retire under the provis-ions of any of the Corporation's retirement plans (excluding any special, temporary early retirement amendment[s]), as in effect either on the day immediately preceding the Change in Control or on your Termination Date, you may elect to retire on your Termination Date by giving the Corporation written notice as provided in this subparagraph (ix).   Not later than two (2) business days following, but not including, the date on which Notice of Termination is given (whether by you or by the Corporation), the Corporation shall advise you in writing of your right herein provided to elect to retire.   If you wish to exercise that right, you must so advise the Corporation prior to your Termination Date on an election form it provides and in the manner prescribed under Article X.

If and only if you make this election, your retirement will be deemed to have occurred simultaneously with your Termination Date (provided, however, that the "effective date" of such retirement for purposes of such retirement plans shall be as provided under such plans), and, instead of your having the rights provided in this Article III, your rights shall be governed by the retiree (or any specific change in control) provisions of the respective, applicable plans (as to each, on the terms most favorable to you under such plan [excluding any special, temporary early retirement amendment(s)] as in effect either immediately preceding the Change in Control or on your Termination Date), provided, however, that if you make the election herein afforded, (1) you shall still receive the payments called for in subparagraphs (i) and (ii)(a), (ii)(c) and (iii), and the benefits described in subparagraph (viii), and (2) any deferred compensation that you are eligible to receive under this subparagraph (ix) shall be paid in accordance with clause (b) or clause (c) of subparagraph (x), as applicable, as if your retirement had been a Termination.

(x)     Special Provisions for Deferred Compensation.   To the extent that any amount payable under this Article III constitutes "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code, the amount shall be subject to the rules set forth below in this subparagraph (x).

(a)   No Revocation of Deferral Election.   If you have elected to defer all or any portion of your base pay or incentive pay under the terms of the Executives' Deferred Compensation Plan (or any successor plan[s] or program[s]), and your deferral election has become irrevocable on or before your Termination Date, a corresponding portion of the Base Pay or Incentive Pay provided under subparagraph (i)(a) or (i)(b), above, shall not be paid in a lump sum within 10 days after your Termination Date, but instead shall be deferred and paid out solely under the terms of the Executives' Deferred Compensation Plan (or any successor plan[s] or program[s]), as modified (if applicable) by this subparagraph (x).   The special provision in this clause (a) is intended, and shall be applied, solely to prevent your deferral election or an automatic deferral provision from being revocable or from providing an accelerated payment to the extent such revocation or accelerated payment would violate Section 409A of the Internal Revenue Code.

(b)   Payment Following A Section 409A Change in Control.   If the Change in Control is a Section 409A Change in Control, as defined in Item (R) in Attachment A, and your Termination Date occurs within 24 months after the Section 409A Change in Control, your entire benefit shall be paid as provided in this Agreement, including clause (a) and clause (e) of this subparagraph (x).

(c)   Payment Following Any Other Change in Control.   If the Change in Control is not a Section 409A Change in Control, or if your Termination Date occurs within the Change in Control Period but more than 24 months after the Change in Control, your deferred compensation shall be paid as follows:

(1)   Your Grandfathered Benefit shall be paid in a lump sum as provided in this Agreement.

(2)   Your Severance Pay, Performance Share Unit Equivalent, Accelerated Dividend Equivalent, Vacation Equivalent, and Prorata Incentive Pay shall be paid as provided in this Agreement, including clause (a) and clause (e) of this subparagraph (x).

(3)   Any portion of your deferred compensation benefit that is not a Grandfathered Benefit under the Officers' Deferred Compensation Plan, the Executives' Deferred Compensation Plan, or any successor plan[s] or program[s] shall be paid at the time and in the form provided under the applicable terms of the plan in which you earned the benefit, without any acceleration or other alteration in the time and form of payment as a result of the Change in Control.   If all or a portion of your benefit would be paid as a Deferred Compensation Equivalent were it not for the restriction in the preceding sentence, that portion of your benefit shall be credited with interest and discounted to present value as provided in Item J in Attachment A, provided however that any benefit that is distributed pursuant to the preceding sentence in other than a lump-sum distribution shall be credited at an annual rate of 4.5% during the distribution period.

(d)   Voluntary Termination Following A Section 409A Change in Control.   If your employment terminates voluntarily (without good reason) within 24 months following a Section 409A Change in Control, so that your termination is a "separation from service" within the meaning of Section 409A of the Internal Revenue Code but is not a "Termination" within the meaning of Item (T) in Attachment A, any portion of your deferred compensation that is a Grandfathered Benefit shall be paid in a lump sum within ten (10) business days af-ter your termination (or shall be paid six months after your termination, if you are a Specified Employee on your termination date), and any portion of your deferred compensation that is not a Grandfathered Benefit shall be paid at the time and in the form provided under the applicable terms of the plan in which you earned the benefit.   No portion of your benefit shall be credited with a special rate of interest or otherwise enhanced as provided in Item (J) in Attachment A.

(e)          Six-Month Delay for Specified Employees.   If, on your Termination Date, you are a "Specified Employee" within the meaning of Item (S) in Attachment A, any portion of your deferred compensation that is not a Grandfathered Benefit shall be paid no earlier than six months after your Termination Date.   During any period in which a payment to which you are otherwise entitled under this Agreement is delayed solely as a result of this clause (e), the payment shall be credited with interest during the period from your Termination Date until the benefit is distributed at 120% of the short term Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code that is in effect on your Termination Date.

There shall be no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment to, or benefit for, you provided for in this Agreement, except as expressly provided in subsection (v).

Without limiting your rights to arbitration, at law or in equity, if the Corporation fails on a timely basis to make any payment re-quired to be made pursuant to provisions under this Article III, the Corporation shall pay interest on the amount thereof at an annualized rate of interest equal to three percent (3%) above the then-ap-pli-cable Prime Rate ("Prime Rate" means the rate of interest pub-licly announced by JP Morgan Chase Bank in New York City, or its successor, from time to time as its prime rate), unless the payment is subject to a bona fide dispute between the parties that is being pursued in good faith and that has not been finally resolved.

IV.   Certain Tax Payments by the Corporation

Notwithstanding anything in the Agreement to the contrary, in the event of (a) your Termination during the Change in Control Period and (b) the determina-tion (as herein-after provided) that any required payment by the Corporation to or for your benefit, whether paid or payable pursuant to the terms of the Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing including without limita-tion acceleration of the termination of Share Retention Agreements under the Corporation's Long-Term Incentive Plan (indi-vidually and collectively, Payment), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (Code) or any successor provision thereto by reason of the Payment's being considered "contingent on a change in ownership or control" of the Corporation within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (collectively, Excise Tax), then you shall be entitled to receive an additional payment or payments (individually or collec-tively, Tax Assistance Pay-ment), which shall include an amount such that, after you pay (1) all taxes (including any interest or penalties imposed with respect to such taxes) and (2) any Excise Tax imposed upon the Tax Assistance Payment, you retain so much of the Tax Assistance Payment as is equal to the Excise Tax imposed on the Payment.

Subject to the provisions hereinafter concerning your providing notice of a claim by the Internal Revenue Service, all determinations required to be made under these provisions, including whether an Excise Tax is payable by you, the amount of such Excise Tax and whether the Corporation is required to pay you a Tax Assistance Payment and the amount of such Tax Assistance Payment, if any, shall be made by a nationally recognized accounting firm that you select and that is approved by the Corporation (which approval shall not be unreasonably withheld)   (Accounting Firm).   You shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both you and the Corporation within thirty (30) days after the Termination Date, if applicable, and any such other time or times as you or the Corporation may request.   If the Accounting Firm determines that any Excise Tax is payable by you, the Corporation shall pay the re-quired Tax Assistance Payment to you within ten (10) business days after the Corporation receives such determination and calculations with respect to any Payment to you ,unless you are a Specified Employee on your Termination Date.   If you are a Specified Employee on your Termination Date, the Corporation shall pay the required Tax Assistance Payment to you six (6) months after your Termination Date, with interest payable on such amount at 120% of the short term Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code that is in effect on your Termination Date.

Any federal tax returns you file shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by you.   If the Accounting Firm determines that you are required to pay no Excise Tax, it shall (at the same time it makes such determination) furnish you and the Corporation an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return.   However, in view of uncer-tain-ty concerning application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination made hereunder by the Accounting Firm, it is possible that a Tax Assistance Payment that should have been made by the Corporation will not have been made (Underpayment), consistent with the calcu-la-tions required to be made hereunder.   In the event the Corporation exhausts or fails to pursue its remedies pursuant to the provisions concerning notice of a claim by the Internal Revenue Service, and you thereafter are required to make a payment of any Excise Tax, you shall direct the Accounting Firm to determine the amount of the Under-pay-ment and to submit its determination and detailed supporting calculations as promptly as possible both to you and to the Corporation, which shall pay the amount of such Underpayment to you or for your benefit within ten (10) business days following the Corporation's receipt of such determination and calculations, and in no event earlier than the Tax Assistance Payment would have been made or later than the end of your taxable year following the taxable year in which you pay the Excise Tax.

Each of you and the Corporation shall provide the Accounting Firm access to and copies of any books, records and documents in your or its possession, as the case may be, reasonably requested by the Accounting Firm, and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations required or contemplated hereunder.

The Corporation shall hire the Accounting Firm, and bear the fees and expenses of the Accounting Firm for services hereunder.

You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the Corporation to pay a Tax Assistance Payment.   You shall give such notification as promptly as practicable, but in no event later than the tenth (10th) business day next following your receipt of such claim, and you further shall apprise the Corporation of the nature of such claim and the date on which it is required to be paid (in each case, to the extent known to you).   You shall not pay or otherwise satisfy such claim prior to the earlier of (a) the expiration of the thirty (30)-calendar-day period next following the date on which you give notice to the Corporation or (b) the date any payment of the amount with respect to such claim is due.   If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(1)     provide the Corporation any written records or documents in your possession relating to such claim and reasonably requested by the Corporation;

(2)     take such action in connection with contesting such claim as the Corporation reasonably shall request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Corporation;

(3)     cooperate with the Corporation in good faith in order effectively to contest such claim; and

(4)     permit the Corporation to participate in any proceedings relating to such claim, provided, however, that the Corporation directly shall bear and pay all costs and expenses (including without limitation, interest and penalties) incurred in connection with such contest and shall indemnify you and hold you harmless, on an after-tax basis, from and against any and all Excise Tax or income tax (including without limitation, interest and penalties with respect thereto), imposed as a result of such representation and payment of costs and expenses.   Without limiting the foregoing, the Corporation shall control all proceedings taken in connection with the contest of any claim contemplated by these provisions and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and con--fer-ences with the taxing authority in respect of such claim (provided, however, that you may par-ti-cipate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administra-tive tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; pro-vided, however, that if the Corporation directs you to pay the tax claimed and to sue for a re-fund, the Corporation shall advance the amount of such payment to you, and pay on a current basis all costs of litigation, including without limitation attorneys' fees, on an interest-free basis and shall agree to and shall indemnify you and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including without limitation, interest and penalties with respect there-to, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount.   Fur-ther-more, the Corporation's control of any such contested claim shall be limited to issues with respect to which a Tax Assistance Payment would be payable hereunder, and you shall be entitled to settle or to contest, as the case may be, any other issue(s) raised by the Internal Revenue Service or any other taxing authority.

If, after you receive an amount advanced by the Corporation pursuant to provisions of the last full paragraph, you receive any refund with respect to such claim, you shall (subject to the Corporation's complying with any applicable provisions of the same paragraph) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).   If, after you receive such an amount advanced by the Corporation, a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial or refund prior to expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall off-set, to the extent thereof, the amount of the Tax Assistance Payment the Corporation is required to pay you hereunder.

V.   No Mitigation Obligation

You and the Corporation agree that payments made by the Corporation pur-suant to this Agreement will be liquidated damages (and in lieu of any claim for any breach whatsoever of this Agreement by the Corporation) and that you will not be required to mitigate the amount of any such payment by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever, other than from Competing Employment, create any mitigation, offset reduction or other obligation on your part hereunder or otherwise, except as expressly provided in the materials, supra, concerning Additional Benefits.

VI.   Arbitration

Except as otherwise expressly provided under the caption "Certain Tax Payments by the Corporation," any contro-ver-sy or claim between you and the Corporation arising out of or re-lating to the existence, enforceability, terms or ap-pli-cation of this Agreement or any breach or alleged breach there-of, shall be set-tled by three (3) arbitrators, one of whom shall be appointed by the Corporation, one by you and the third of whom shall be appoint-ed by the first two arbitrators.   If the first two arbitrators cannot agree on the third arbitrator required to be appointed hereunder, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the district having jurisdiction of the city or other municipality in which the arbitration is to be held.   The arbitration shall be conducted in accordance with the rules of the American Arbitration Asso-cia-tion, except with respect to the selection of arbitrators, which shall be as hereinbefore provided.   Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.   The arbitrators shall have no authority to award punitive, incidental or consequential damages, and they shall apply the substantive law of the Commonwealth of Virginia in reaching a decision.

If you determine in good faith to retain legal counsel and/or to incur other reasonable costs or expenses in connection with any such arbitration or to enforce any or all of your rights under this Agreement or under any arbitration award, the Corporation shall pay all such attorneys' fees, costs and expenses you incur during your lifetime or in the five-year period following your death in connection with non-frivolous applications to interpret or enforce your rights, including enforcement of any arbitration award in court, regardless of the final outcome.   Taxable reimbursements shall be provided under this Article VI subject to the following requirements: (A) all reimbursements shall be provided pursuant to a written policy that provides an objectively determinable nondiscretionary description of the reimbursements provided; (B) all reimbursements shall be paid no later than the end of the calendar year following the year in which the expense was incurred; (C) no reimbursement shall be subject to liquidation or exchange for another benefit; and (D) the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.   In addition, during the pendency of such arbitration, the Corporation will continue to pay you, with the customary frequency, the greater of your Base Pay as in effect immediately prior to the Change in Control or immediately prior to your Termination and to provide Benefits until the controversy or claim finally is resolved in accordance herewith.   These payments and the provision of Benefits hereunder shall be in addition to, and not in derogation or mitigation of any other payment or benefit due you under this Agreement.   If you are a Specified Employee on your Termination Date, the payments described in this paragraph shall be subject to the six-month delay as provided in the following paragraph.

If you are a Specified Employee on your Termination Date, the only taxable payments or reimbursements provided under this Article VI during the first six months following your Termination Date shall be reimbursements that you could otherwise deduct as business expenses under Sections 162 or 167 of the Code (disregarding limitations based on adjusted gross income).   After the end of the sixth month following your Termination Date, taxable reimbursements, Base Pay, and taxable Additional Benefits shall be provided as described in the preceding paragraph of this Article VI.   Any taxable reimbursements, Base Pay, and taxable Additional Benefits that otherwise would have been paid during the first six months following your Termination Date if you had not been a Specified Employee shall be paid or reimbursed in a lump sum, on the first regular payroll date after the end of the sixth month following your Termination Date, with interest payable on such amount at 120% of the short term Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code that is in effect on your Termination Date.

Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Article VI will survive a termination or expiration of this Agreement or the termination of your employment for any reason whatsoever.

VII.   Employment Rights

Nothing expressed or implied in this Agreement shall create any right or duty on your part or that of the Corporation to have you remain in the employment of the Corporation prior to or following any Change in Control.

VIII.   Withholding of Taxes and Liability for Taxes

The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

IX.   Personal Nature of Agreement

This Agreement is personal in nature, and neither you nor the Corporation (except as provided under the caption "Binding on Successors"), without the prior written consent of the other, shall assign or transfer any of its rights, or delegate any of its duties or obligations, except as expressly provided under this caption.   Without limiting the generality and effect of the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution; in no event shall the Corporation have any obligation or liability to recognize or honor any attempted assignment or transfer that is contrary hereto.

X.   Notice

For all purposes of this Agreement, except as otherwise expressly provided in subparagraph (ix) of Article III, all communications, including without limitation, notices, consents, requests and approvals, provided for herein shall be in writing and shall be deemed to have been duly given when (1) actually delivered or (2) if mailed, five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid,

(i)    if to the Corporation, to the attention of its Corporate Secretary at its principal executive office at the time, and

(ii)    if to you, at the address at the time on file with the Corporation as your principal residence address, or

(iii) in either case, to such other address as either the Corporation or you shall have furnished the other in writing and in accordance herewith, provided, however, that notices of change of address hereunder shall be effective only upon actual receipt.

XI.   Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without giving effect to the Common-wealth's prin--ciples of con-flicts of law, save those permitting the parties to an agreement to stipulate the substantive law applicable to the agreement and the procedural law applicable to suits, actions or proceedings relating to it.

XII.   Validity/Severability

If any provision of this Agreement or the application of any provision hereof to any person (including a Person) or circumstance is held invalid, illegal or unenforceable, the remainder of this Agreement and the application of such provision to any other person (including a Person) shall not be affected, and the provision(s) so held to be invalid, illegal or unenforceable shall be reformed or excised in good faith by the Corporation, without the necessity of your agreeing thereto, to the extent (and only to the extent) necessary to make it or them valid, legal or enforceable.

XIII.   Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modifica-tion, waiver or discharge is agreed to in a writing signed by you and the Corporation.   No waiver by either party hereto at any time of any breach or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.   No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

XIV.   Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has directed that this Agreement be executed and de-livered on its behalf by one or more officers of the Corporation thereunto duly authorized, and you have indicated your acceptance of and intent to be bound by this Agreement in the space provided below.

NORFOLK SOUTHERN CORPORATION

By:     __________________________________

                   Name:   John P. Rathbone

                    Title: Executive Vice President Administration

                   Accepted:

     By:   ____________________________________

     Being the same individual named

     in the preamble hereto and referred

     to as "You" in the text.

Date:____________________________________

Attachment A

                                                                               CERTAIN DEFINITIONS

For purposes of this Agreement:

(A)    Accelerated Dividend Equivalent means the lump-sum cash payment equal to the sum of

(i)    the total of all dividend equivalents that, but for your Termination, you would have received (whether in cash or on a deferred basis) after your Termination Date on grants outstanding on your Termination Date; and

(ii)   the fair market value of all units, including fractions thereof, credited or creditable on your Termination Date to your memorandum account in respect of dividend equivalents you were not entitled to receive in cash.   For this purpose, "fair market value" shall be determined in accordance with the methodology identified in Item (O)(i) of this Attachment A, so that you will receive in exchange for such units a cash amount calculated with respect to the mean of the high and low trading prices of the security from which the unit (on any date required to be used under Item (O)(i)) derives its value.

In return for this payment, you will be deemed to have waived any and all rights you otherwise might have to receive payments, in any form (post-Termination dividend equivalents that would have been converted to units, will be paid in cash instead) in respect of such dividend equivalents or such units.

For purposes of (A)(i), the dividend rate per share shall be the greater of the rate established pursuant to the authority of the Board of Directors:

(a)    on the most recent dividend declaration date preceding your Termination Date; or

(b)    on the dividend declaration date that immediately precedes the date of the Change in Control.

Example:     On your Termination Date, you hold options to acquire a total of 6,000 shares of the Corporation's common stock.   Dividend equivalents were awarded with each option grant, payable (whether in cash or on a deferred basis) during the first five (5) years next following the date of grant, on options unexercised on the dividend record date.    The dividend declared immediately prior to the Change in Control was $0.56 per share; the most recent dividend declared is $0.60 per share.

Also, on your Termination Date, 116.916 units have been credited to your memorandum account, and the Fair Market Value of the Corporation's common stock is determined to be $85.00.

Accordingly, you will receive a lump-sum cash payment on all outstanding options - as to each such option, for the entire remaining period during which you would have been entitled to receive dividend equivalents on that option - at the rate per share (option) of $0.60, plus the fair market value of your units.

For instance, if 4,000 of your options called for payment of dividend equivalents (whether in cash or to be converted into units) for the six (6) quarters next following your Termination Date, and the other 2,000 called for such payments (whether in cash or to be converted into units) over the next ten (10) quarters, you would receive in a lump sum:

4,000, times $0.60, times 6 dividend dates       =      $ 14,400.00

2,000, times $0.60, times 10 dividend dates      =        12,000.00

$ 26,400.00

AND

116.916 units @ $85.00 per share (unit)

                                                      =

                                                         9,937.86

TOTAL                    $ 36,337.86

(B)    Actual Incentive Pay Percentage means, in any given year, the percentage actually earned, as determined pursuant to the authority of the Board of Directors, of the maximum potential bonus amount potentially payable to participants in the Corporation's Executive Management Incentive Plan and its Management Incentive Plan, or any succes-sor plan[s] or program[s] to either or both (respectively, EMIP and MIP).

(C)    Additional Benefits refers to, as to each plan listed herein, the greater of all those benefits associated with or accruing as a result of your continued participa-tion in the following plans, or portions of plans, of the Corporation in which you are partici-pat-ing or are eligible to participate (whether funded by actual insurance or self-insured by the Corporation) immediately prior to (a) the Change in Control or (b) your Termination:

1. Norfolk Southern Corporation Comprehensive Benefits Plan

[Only medi-cal, dental and life insurance benefits], and

2. Norfolk Southern Corporation Executive Accident Plan.

The term "Additional Benefits" shall not include benefits of any type under any other plans, policies or programs.

(D)    Base Pay means

(i)    in determining whether a Termination has occurred, the gross amount of your annual salary in effect on the date of a Change in Control (the gross amount you actually were paid in the pay period coinciding with or immediately preceding the date of the Change in Control, multi-plied by the number of pay periods in the year or otherwise determined and expressed as an annual amount).

(ii)   in calculating the amount of Severance Pay, the larger of

(a)    the amount calculated under Item (D)(i); or

(b)    the amount calculated as provided in Item (D)(i), but substituting "Termination Date" for "date of a Change in Control" wherever the latter term appears.

(E)    Beneficial Owner means any Person who, under Rule 13d-3 (or successor rules or regulations thereto) promulgated under the Securities Exchange Act of 1934, would be deemed bene-ficially to own Voting Stock.

(F)    Benefits means any of the perquisites, benefits and service credit for benefits provided under any and all employee retirement income or wel-fare bene-fit policies, plans, programs or arrangements in which you participate immediately prior to the Change in Control, including without limita-tion any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, health, medical/ hospital or other insurance (whether funded by actual in-surance or self-insured by the Corporation), disability, salary continuance, severance pay plan, expense or tuition reimbursement or other employee benefit policies, plans, programs or arrangements that now exist, or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Corpora-tion providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control, provided, however, that your rights under such policies, plans, programs or arrangements shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby.

(G)    Cause refers to your having engaged in any of the following if the result of the same is materially harmful to the Corpora-tion:

(i)    an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Corpora-tion;

(ii)   intentional wrongful damage to property of the Corporation;

(iii) intentional wrongful disclosure of secret processes or of confidential information of the Corporation; or

(iv)   intentional violation of the Corporation's Code of Conduct/Ethics (or any successor[s]) as in effect immediately prior to a Change in Control.

For these purposes, an act or failure to act on your part shall be deemed "in-ten-tional" only if you acted or omitted to act otherwise than in accordance with your good faith business judgment of the best interests of the Corpora-tion; in deter-mining whether this standard has been satisfied, you shall be afforded all the presumptions and be entitled to all the protections available to directors under Section 13.1-690 of the Virginia Stock Corporation Act.

(H)   A Change in Control occurs upon any of the following circumstances or events:

(i)    The Corporation consummates a merger or other similar control-type transaction or transactions (however denominated or effectuated) with another corporation or other Per-son (Combination), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Corporation (Voting Stock);

(ii)   The Corporation consummates any stockholder-approved consolidation or dissolution (however denominated or effectuated) pursuant to a recommendation of the Board;

(iii) At any time, Continuing Directors (as herein defined) shall not consti-tute a majority of the members of the Board ("Continuing Director" means (i) each individual who has been a director of the Corporation for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of the Corporation by at least two thirds of the Continuing Directors at the time of such nomi--na-tion or election);

(iv)   The Corporation sells all or substantially all of its assets to any other cor-poration or other Person, and less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person immediately after such trans-ac-tion is held in the aggregate by the holders of Voting Stock immediately prior to such sale;

(v)    A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), pursuant to the Securi-ties Exchange Act of 1934, as amended (Exchange Act), disclosing that any Person has become the Beneficial Owner of twenty (20) or more percent of the voting power of Voting Stock; or

(vi)   The Board determines by a majority vote that, because of the occurrence, or the threat or imminence of the occurrence, of another   event or situation with import or effects similar to the foregoing, those who have accepted an agreement of this type are entitled to its protections.

Notwithstanding the provisions of the foregoing subparagraph (v), un-less other-wise determined in a specific case by majority vote of the Board, a Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) the Corporation, (b) an entity of which the Corporation is the direct or indirect Beneficial Owner of 50 or more percent of the voting securi-ties or (c) any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Cor-pora-tion reports that a change in control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(I)    Competing Employment means the provision of services of any type, kind or nature and in any capacity (whether as a director, partner, officer, employee, independent contractor, consultant or otherwise), whether or not for compensation or other remuneration of any type, kind or nature (current or deferred and whether or not paid or payable to you, or at your direction), to any organization or person

(i)   that is, or

(ii)   that controls, or

(iii) that is controlled by, or

(iv) one of whose customers or clients which accounted for 5% or more of the organization's or person's gross revenues in the immediately preceding fiscal year or is likely to account for 5% or more of such gross revenues in the current or next succeeding fiscal year is:

(a)    a Class I railroad operating in the United States, Canada or Mexico; or

(b)    an interstate trucking company operating in the United States, Canada or Mexico; or

(c)    a provider or arranger (as to either - one incorporated under the laws of the United States or of any state or political subdivision of either or both) of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States, provided however, that the provision of services otherwise prohibited by the foregoing may be permitted if, in the sole judgment of the Corporation's chief legal officer at the time, in providing such services, you do not draw or rely extensively on, or use for a purpose contrary to the Corporation's business interests, the experience and expertise you acquired during and as a result of your employment with, or that you used or employed for the benefit of, the Corporation.

(J)    Deferred Compensation Equivalent means, in respect of some or all of the amounts you have deferred or elected to defer as of your Termination Date under the terms of the Officers' Deferred Compensation Plan (ODCP), the Executives' Deferred Compensation Plan (EDCP), or successor plan(s) or program(s) (collectively, DCP), as in effect on the day immediately preceding the Change in Control, subject to Article III subparagraph (x) of the Agreement, a lump-sum cash payment equal to the present value on your Termination Date, using a discount rate of 4.5%, of (a) the stream of annual installment payments that you would have received under the ODCP, and (b) the benefit you would have received under the EDCP assuming that your deferrals were credited with the projected earnings as described in the change in control provisions in Article V of the EDCP, in all cases assuming that you worked until normal retirement at age 65, or, if greater, that you retired on your Termination Date.

            Example:    You have deferred $70,000 - portions of several bonuses.  It is determined, on the actuarial basis noted above, that the present value of the stream of annual installment payments you would have received on $70,000 of deferrals (at the interest rate in effect for each such deferral immediately preceding the date of the Change in Control), had you worked to normal retirement at age 65, is $175,000.

            Accordingly, you would receive immediately and in cash a Deferred Compensation Equivalent of $175,000.

      The actual amount any ODCP participant receives under this provision will depend on that participant's age on the Termination Date and the interest rate applicable to each pre-Termination deferral the participant has made.  In all cases, however, that amount will exceed your ODCP account balance (the sum of all your deferrals, plus interest credited to the Termination Date).

In return for this payment, you will have, and will be deemed to have, waived any and all rights you otherwise might have to receive payments in respect of such deferrals under the terms of the DCP.

(K)    Grandfathered Benefit means a payment or benefit that constitutes "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code, but that is not subject to the requirements of Section 409A.   In order to be a Grandfathered Benefit, your benefit must have been earned and vested before 2005 under provisions (including the provisions of this Agreement) that were in effect on October 3, 2004, and that have not been materially modified thereafter.

(L)    Incentive Opportunity means the percentage of your salary or other fixed com-pen-sa--tion that, in accordance with all applicable provisions of the EMIP and MIP - including, with-out limitation, earnings and return targets - in effect immediately prior to the Change in Control, could be earned as incentive pay.

(M)    Incentive Pay means the product of (i) and (ii), where:

(i)    is 100% of the larger of your Incentive Opportunity

(a)    on your Termination Date; or

(b)    immediately preceding the date of the Change in Control; and

(ii) is your Base Pay.

Example:     On your Termination Date, your Incentive Opportunity is   30% of your base salary; immediately prior to the date of the Change in Control, your Incentive Opportunity was 45% of your base salary.

Accordingly, your Incentive Pay will be calculated on the basis of a 45% Incentive Opportunity - and that percentage will be applied to your Base Pay.   The resulting dollar amount is the Incentive Pay that will be used in the calculation of your Severance Pay.

For instance, if your Base Pay is $100,000 and your Incentive Opportunity is 45%, your Incentive Pay is $45,000.   The sum ($145,000) of your Base Pay and Incentive Pay will be multiplied by the factor indicated in the Severance Pay section of your Agreement to determine the amount of your Severance Pay.

(N)    Option Equivalent means that positive number that is the product of (i) and (ii) where

(i)    is the total number of shares of the type of Norfolk Southern or successor security (Security) that the option entitles you to acquire; and

(ii)   is the number that is equal to the difference between

(a)    the Fair Market Value (as limited by the last sentence of this Item (N)) of the type of Security (the mean of the high and low prices at which shares of that Security trade on the Applicable Date (as hereinafter defined) as reported in the Composite Transac-tions for such date by The Wall Street Journal) for which the option is exercisable on your Termination Date, less

(b)   the option exercise or strike price on your Termination Date.

"Applicable Date" means the later of (i) your Termination Date, if at least 100,000 shares of the Security trade on that date on the New York Stock Exchange (Exchange) or (ii) the immediately preceding day on which at least 100,000 shares trade on the Exchange, provided, however, that if, at the time of the Change in Control or during the Change in Control Period, the Norfolk Southern security for which the option could be exercised ceases to be listed on the Exchange (Cessation Date) and the option is not exercisable for the number of shares of a successor security into which the Norfolk Southern security could have been converted, for which it could have been exchanged or to which it otherwise is equal, then "Appli-cable Date" shall be defined (and Fair Market Value determined) with reference to the Cessation Date rather than "your Termination Date." In no event, however, shall the Fair Market Value of the Security on the Applicable Date be greater than the fair market value of the Security, determined in accordance with regulations and other guidance under Section 409A of the Internal Revenue Code, on your Termination Date.

(O)    Performance Share Unit Equivalent means the number that is equal to the product of (i) and (ii) where:

(i)    is Fair Market Value which means,

(a)    if on your Termination Date the security that could be earned out as Performance Shares (Performance Security) is listed on the Exchange, the Fair Market Value of each such unearned Performance Share Unit shall be the larger of the value of a share of such Performance Security (x) on the date of the Change in Control or (y) on your Termination Date; if fewer than 100,000 shares of such Performance Security were traded on the Exchange on your Termina-tion Date, then on the next succeed-ing day on which at least 100,000 shares trade on the Exchange.   On any date, "Value" is the mean of the high and low prices at which shares of the Performance Security trade on such date as reported in the Composite Transac-tions for such date by The Wall Street Journal; or

(b)    if at the time of the Change in Control or during the Change in Control Period, the Performance Security ceases to be listed on the Exchange (Cessation Date), Fair Market Value shall be computed as provided under (i)(a) hereof, but substituting Cessation Date for Termination Date; and

(ii)   is the number of your Equivalent Shares which means the total number of Performance Share Units granted to you for which the full performance cycle has not been completed (In-Cycle Units), multiplied by the mean of the overall earnout percentages for the two most recently completed performance cycles.

In return for this payment, you will have, and will be deemed to have, waived any and all rights you otherwise might have to receive payments, in any form, in respect of such Performance Share Units.

Example :   On your Termination Date, you have 7,500 In-Cycle Units (2,500 granted in each of the prior three years); in the two most recently completed cycles preceding your Termination Date, the overall earnout percentages were 88.30% and 75.80%, respectively - equal to a mean overall earnout of 82.05%.

To determine the number of Equivalent Shares used to compute your Performance Share Unit Equivalent, 7,500 In-Cycle Units are multiplied by 82.05%, giving a deemed earnout of 6,153.75 (Equivalent Shares).

The 6,153.75 Equivalent Shares are multiplied by the Fair Market Value of the common stock to determine the amount of your lump-sum cash payment.

Accordingly, if the Fair Market Value of the common stock is $85 per share, your Performance Share Unit Equivalent would be $523,068.75 (6,153.75 shares, multiplied by $85).

(P)    Person means any "person" as that term is used in the Exchange Act or any rules and regulations promulgated thereunder, including any "affilate" or "associate" of any person, as those terms are used in the Exchange Act or any rules and regulations promulgated thereunder.

(Q)    Prorata Incentive Pay means the amount of pay which, had you been employed on December 31 of the year that includes your Termination Date, you would have been entitled to receive under the terms of the EMIP or the MIP, or the successor plan(s) or program(s) as in effect for that year, calculated as the product of (i) and (ii), where

(i)    is the maximum amount of bonus or incentive pay you would have been entitled to receive for the full year, using the larger of (a) your Incentive Opportunity or (b) the percentage of your base salary that could be earned as bonus or incentive pay during the year that includes your Termination Date, and

(ii)   is the percentage (carried to three decimal places) that results from multiplying (a) and (b), where

(a)    is the number of calendar days in that year which immediately precedes, but includes, your Termination Date, divided by 365; and

(b)   is the mean of the last two Actual Incentive Pay Percentages.

Example:   A Change in Control occurs in 1997, and you are Terminated effective the 183rd day of 1998.   Your base salary for 1998 is $100,000, and the percentage of your base salary that could be earned as 1998 bonus or incentive pay is 30%; the percentage of your base salary that could have been earned as bonus or incentive pay in 1997 was 45%.   Consequently, for purposes of this calculation, the 45% opportunity is used.

In January 1997, the Actual Incentive Pay Percentage (attributable to 1996 performance) was determined to be 100%; in January 1998, that percentage (attributable to 1997 performance) was determined to be 90%.   Thus, the mean of the last two Actual Incentive Pay Percentages is 95%.

the amount calculated under (i) is $45,000 (45% of $100,000).

the percentage calculated under (ii) is 47.630% (183/365, multiplied by 95% - the portion of the full year for which you worked, times the mean of the last two Actual Incentive Pay Percentages).

Accordingly, your Prorata Incentive Pay would be $21,433.50 ($45,000, times 47.630%)

Under the terms of the Agreement, this amount will not be used to calculate your final average compensation for pension benefit purposes.

(R)    Section 409A Change in Control means any event that qualifies as a "Change in Control" (as defined in Item (H), above), and that also constitutes a "change in ownership," "change in effective control," or "change in the ownership of a substantial portion of the Corporation's assets" with respect to you, as defined in regulations or other guidance under Section 409A of the Internal Revenue Code.

(S)    Specified Employee means an officer of the Corporation or of any company controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Internal Revenue Code (including the Corporation, an "NSC Company") with annual compensation greater than $130,000 indexed), a five percent (5%) owner of an NSC Company, or a one percent (1%) owner of an NSC Company with annual compensation greater than $150,000 (not indexed), determined in each case in accordance with Section 409A of the Internal Revenue Code.   If all NSC Companies have (in the aggregate) more than 50 officers whose annual compensation exceeds $130,000 (indexed), only the 50 officers with the greatest annual compensation shall be considered "Specified Employees."   For purposes of this definition, "annual compensation" shall be determined on the basis of Internal Revenue Service Form W-2, Wage and Tax Statement, excluding foreign compensation.

      If an individual meets the definition of "Specified Employee" at any time during a calendar year, the individual shall be a "Specified Employee" during the 12-month period beginning on the following April 1.

(T)    Termination means your "separation from service" within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder in the circumstances described in (i) or (ii) below.

(i)    If a condition listed in any one or more of (a) through (h), below, occurs without your prior written consent during the Change in Control Period and results in a material negative change in your relationship with the Corporation, your "separation from service" within the meaning of Section 409A of the Internal Revenue Code, excluding a separation from service on account of disability or death, within two years after the initial existence of the condition:

(a)    You are not elected or reelected to the office of the Corporation you held immediately prior to the Change in Control, or - if you were serv-ing as a director of the Corporation immediately prior to the Change in Control - you are removed as a director;

(b)   Your Base Pay is, or when annualized will be, materially less than the amount determined in accordance with (D)(i) herein;

(c)    Your Incen-tive Opportunity is materially less than that provided for under Item (L) herein;

(d)    The Cor-pora-tion, except to meet the requirements of applicable federal or state law, (i) termi-nates, or (ii) materially reduces the value or scope of your rights to any Benefits to which you are entitled, and which (before the reduction or termination) have substantial value;

(e)    You determine in good faith that following a Change in Con-trol, you have been rendered substantially unable to carry out or have suffered a substantial reduction in any of the substan-tial authori-ties, powers, functions, responsibilities or duties attached to the position you held immediately prior to the Change in Control;

(f)    The liquidation, dissolution, merger, consolidation or reorgani-za-tion of the Corporation or the transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liqui-da-tion, merger, consolidation, reorganization or otherwise) to which all or a sig-ni-ficant portion of its business and/or assets have been trans-ferred (directly or by operation of law) shall have assumed all the duties and obligations of the Corporation under this Agreement either by operation of law or pursuant to the provisions under the Agreement caption "Binding on Successors";

(g)    The Corporation requires you to relocate your principal location of work outside a circle having (i) as its center your principal location of work immediately prior to the Change in Control and (ii) a radius of fifty (50) miles, or requires you to travel away from your office in the course of discharging your responsi-bili-ties or duties hereunder significantly more (in terms either of consecutive days or of aggregate days in any calendar year) than was required of you immediately prior to the Change in Control; or

(h)    Without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Corporation or any successor thereto.

If a condition listed in (a) through (h) occurs, you must provide the Corporation with written notice of the condition within 90 calendar days after the initial existence of the condition, and you must allow the Corporation at least 30 calendar days in which to remedy the condition.   If the Corporation remedies the condition within the 30-day period, the condition shall not provide a reason for your Termination.

OR

(ii)   The termination of your employment by the Corporation, during the twenty-four months next succeeding a Change in Control, for any reason except:

(a)    Your death;

(b)    Your Total Disability, as defined in the Long Term Disability Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (or any plan that is successor or in addition thereto), as then in effect, and you begin to receive disability benefits pursuant to that plan;

(c)    Your retirement pursuant to any Board-approved policy or plan, on the terms in effect immediately prior to the Change in Control, provid-ing for mandatory retirement of certain personnel; or

(d)    Cause.

(U)    Termination Date means the date on which your Termination becomes effective, as specified in the Notice of Termination (hereinafter defined) or as otherwise occurring.

For these purposes, any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto, delivered in accordance with the caption concerning "Notice" in the Agreement.   The Notice of Termination shall

(i)    indicate the specific Termination provision relied upon;

(ii)   set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision(s) so indicated; and

(iii) shall specify the Termination Date, which:

(a)    if the Termination is for Cause, shall be a date not less than thirty (30) days from the date the Notice of Termination is given; and

(b)    if the Termination is not for Cause, shall be a date not less than fifteen (15) nor more than sixty (60) days after such Notice of Termination is given.

(V)    Vacation Equivalent is intended to compensate you for your unused vacation in the year of Termination and for one year of additional vacation; for these purposes, the term means the cash value attributable to the sum of

(i) Your Current Vacation Equivalent - the number of full days of vacation for which you are eligible in the year that includes your Termination Date, determined using the more generous of the vacation policy as in effect (a) on your Termination Date or (b) on the day immediately preceding the date of the Change in Control, the number of such full days to be reduced by the number of full days of vacation you have taken prior to your Termination Date in the year that includes your Termination Date, multiplied by your Base Pay expressed as a daily rate on the basis of 261 business days per year; and

(ii) Your Additional Vacation Equivalent -   the larger of the number of weeks, determined as of your Termination Date or as of January 1 of the year next following the year that includes your Termination Date (or, if greater, for which you would have been eligible on either date had the Corporation's vacation policy, as in effect on the day immediately preceding the date of the Change in Control, been in effect on either date) multiplied by your Base Pay expressed as a weekly rate.

In return for this payment, you will have, and will be deemed to have, waived any and all rights you otherwise might have to receive payments in respect of vacation to which you would or may have been entitled in any years or years including or following that which includes your Termination Date.

Example:

Current Vacation Equivalent - In the year of your Termination, you are eligible for three (3) weeks' vacation; had the Corporation's vacation policy as in effect on the day prior to the Change in Control been continued, in the year that includes your Termination Date, you would have been eligible for five (5) weeks' vacation.

For purposes of determining the Current Vacation Equivalent, you are deemed to be eligible for five week's (25 business days') vacation.

If your Base Pay (the amount used to compute your Severance Pay) is $100,000, it would be equivalent to $383.14 per business day ($100,000, divided by 261 business days).

If you have 17 business days of vacation remaining in the year that includes your Termination Date, your Current Vacation Equivalent would be $6,513.38, in return for which you will be deemed to have waived any and all rights you otherwise might have to receive payments in respect of unused vacation to which you were entitled in the year that includes your Termination Date.

Additional Vacation Equivalent - Under the vacation policy in effect in the year of your Termination, you are eligible for three (3) weeks' vacation, and you would be eligible for four (4) weeks' vacation had you been employed on the following January 1; had the Corporation's vacation policy as in effect on the day prior to the Change in Control been continued, in the year that includes your Termination Date, you would have been eligible for five (5) weeks' vacation, and you would be eligible for five (5) weeks' vacation had you been employed on the following January 1.

For purposes of determining the Additional Vacation Equivalent, you are deemed to be eligible for five weeks' vacation.

If your Base Pay (the amount used to compute your Severance Pay) is $104,000, it would be equivalent to $2,000.00 per week ($100,000, divided by 52).

Accordingly, your Additional Vacation Equivalent would be $10,000.00 ($2,000.00, multiplied by five (5) weeks), in return for which you will be deemed to have waived any and all rights you otherwise might have to receive payments in respect of vacation to which you would have been entitled.

In this example, your Vacation Equivalent would be $16,513.38 (the sum of your Current Vacation Equivalent and your Additional Vacation Equivalent).

Under the terms of the Agreement, only the portion of this payment that represents the value of your Current Vacation Equivalent will be used to calculate your final average compensation for pension benefit purposes.